SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 27, 2005

Boston Communications Group, Inc.

(Exact name of registrant as specified in its charter)

Massachusetts	0-28432	04-3026859
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

55 Middlesex Turnpike Bedford, MA	01730
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (781) 904-5000

N/A

(Former name or former address, if changed since last report)

Check the appropriate box if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12).

☐	Pre-commencement communications pursuant to Rule 14a-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).

Item 1.01. Entry into a Material Definitive Agreement.

On July 27, 2005 Boston Communications Group, Inc. (bcgi) entered into a Funding of Security for Appeal Agreement (the “Agreement”) with Cingular Wireless LLC. Under the terms of the Agreement, bcgi has agreed to place $41 million into escrow for the purpose of using these funds as security in the event that a bond or other security must be posted for more than $41 million in the patent infringement action currently pending before the United States District Court for the District of Massachusetts entitled Freedom Wireless, Inc. v. Boston Communications Group, Inc. et al. In exchange for placing the funds into escrow, if a final judgment in the lawsuit is rendered against bcgi and its co-defendants, and the joint and several damages exceed $41 million, Cingular has agreed to post security in the form of an appeal bond or otherwise in an amount that, when added to bcgi’s $41 million, is determined by the court to be adequate security to stay the execution of the judgment. Cingular has also agreed to dismiss, without prejudice, the action filed by Cingular against bcgi in May 2005. Cingular originally filed this action in an effort to enforce Cingular’s indemnity rights against bcgi as a result of the Freedom Wireless verdict. The Agreement is expected to allow bcgi to proceed with an appeal and potentially avoid exposure to bankruptcy while the appeal is pending, in the event that a final judgment against bcgi in this lawsuit is rendered for joint and several damages that exceed $41 million, without any requirement for bcgi to post additional security.

Under certain circumstances, the Agreement may be terminated by either party and/or all or a portion of the $41 million in escrow may be disbursed back to bcgi, prior to the filing of a bond or other security Such circumstances include, but are not limited to: the Freedom lawsuit is settled, dismissed or satisfied; the final judgment ruling in the lawsuit is against the defendants but damages are awarded for less than $41 million; or bcgi commences bankruptcy, receivership or a similar insolvency proceeding. Cingular is not obligated to provide the security for the payment of any portion of the damages for which Cingular is not jointly and severally liable.

Under the terms of the agreement, the $41 million would be reported as restricted cash on bcgi’s balance sheet.

This agreement is subject to mutual acceptance of an escrow agent and related escrow terms.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: July 27, 2005	BOSTON COMMUNICATIONS GROUP, INC.

	By:	/s/ Karen A. Walker
Karen A. Walker
Chief Financial Officer